Exhibit 99.1

Sonendo Divests TDO® Software and Amends Credit Agreement

LAGUNA HILLS, Calif. – March 4, 2024 – Sonendo, Inc. (OTCQX: SONX) (“Sonendo” or the “Company”), a leading dental technology company and developer of the GentleWave® System, announced today that it has executed a definitive agreement for the sale of its Software Segment assets comprised of TDO Software, to Valsoft Corporation Inc. ("Valsoft"), a Quebec company based in Montreal specializing in the acquisition and development of vertical market software businesses. In addition, Sonendo announced that it has reached an agreement with Perceptive Credit Holdings, LP to amend its Amended and Restated Credit Agreement and Guaranty, dated as of August 23, 2021, as amended (“Perceptive Loan").

TDO Software is a developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO® Software integrates practice management, imaging, referral reporting and cone beam computed tomography imaging, and offers an integrated communication system with Sonendo's GentleWave® System.

The sale of the TDO assets is effective March 1, 2024, and provides for total gross consideration of approximately $16.0 million, with $15.0 million paid upon closing and the balance due in approximately 12 months pursuant to the terms of the agreement. The amendment to the Perceptive Loan includes a one-time $15.0 million principal repayment and initiates monthly principal repayments beginning in March 2024 along with modifications to certain other terms including revenue covenants.

“Today’s announcements reflect Sonendo’s commitment to balancing responsible cash preservation while pursuing long-term growth opportunities for the GentleWave system,” said Bjarne Bergheim, President and CEO of Sonendo. “TDO is a great technology, and we look forward to continued partnership with the team at Valsoft. Moving forward, this divestiture allows Sonendo to focus solely on growing awareness and adoption of the GentleWave procedure. At the same time, we know TDO users will be in great hands with Valsoft’s focus on furthering the TDO practice management software platform.”

“We are thrilled to welcome TDO to Valsoft,” said Gianni Farruggia, Valsoft Operating Partner. “TDO joining our Health & Dental portfolio is a milestone in our commitment to innovation and excellence in dental healthcare technology. TDO's dedication to the endodontic community align perfectly with our vision. We look forward to leveraging TDO’s endodontic practice management expertise to enhance and expand the solutions we offer to the health and dental industry.”

Stifel served as the exclusive financial advisor to Sonendo, and Reed Smith LLP acted as legal counsel to Sonendo. Valsoft represented themselves in the transaction.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave® System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave® System can improve the workflow and economics of dental practices.

For more information on Sonendo, visit www.sonendo.com. For more information on the GentleWave® System, visit www.gentlewave.com/doctor.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s anticipated business and financial performance on an on-going basis. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions; speak only as of the date they are made; and, as a result, are subject to risks and uncertainties that may change at any time. Factors that could cause the Company’s actual results to differ materially from these

Exhibit 99.1

forward-looking statements are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

Gilmartin Group

Louisa Smith

ir@sonendo.com